Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 28, 2013, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of FelCor Lodging Trust Incorporated and FelCor Lodging Limited Partnership, which appear in their combined Annual Report on Form 10-K for the year ended December 31, 2012. We also consent to the reference to us under the headings “Experts”, “Summary Historical Consolidated Financial Information” and “Selected Historical Consolidated Financial and Operating Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, TX
April 2, 2013